Results of October 7, 1999 shareholder meeting
(Unaudited)


An annual meeting of shareholders of the fund was held on October 7, 1999. At the meeting, each of the nominees for Trustees was elected, as follows:

                              Common Shares
                                             Votes
                         Votes for                withheld
Jameson Adkins Baxter         18,275,849
327,041
Hans H. Estin            18,259,118                343,772
Ronald J. Jackson             18,268,542
334,348
Paul L. Joskow                18,278,442
324,448
Elizabeth T. Kennan                18,261,896
340,994
Lawrence J. Lasser            18,276,949
325,941
John H. Mullin III            18,273,053
329,837
William F. Pounds             18,258,865
344,025
George Putnam            18,281,925                320,965
George Putnam, III            18,276,500
326,390
A.J.C. Smith                  18,273,893
328,997
W. Thomas Stephens            18,272,228
330,662
W. Nicholas Thorndike         18,268,468
334,422


A proposal to ratify the selection of PricewaterhouseCoopers
LLP as the independent auditors of your fund was approved as follows:

Common Shares -
18,191,758 votes for, and 115,295 votes against, with
295,837
abstentions.

A proposal to elect John A. Hill and Robert E. Patterson as
Trustees by the holders of the preferred shares of your fund was approved as follows:

Preferred shares -
836 votes for, 8 votes against, with 56 abstentions.